Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Tom Steinbauer

Senior Vice President, Chief Financial Officer

Ameristar Casinos, Inc.

702-567-7000

Ameristar Casinos reports 3Q 2012 results

•                  3Q Net Revenues and Adjusted EBITDA declined slightly YOY

•                  Majority of properties improved Adjusted EBITDA YOY

•                  Strong 3Q Adjusted EBITDA margin held steady at 29.6%

•                  Record-breaking results generated by Ameristar Black Hawk

•                  Construction of Ameristar Lake Charles continues on schedule

LAS VEGAS, Wednesday, Oct. 31, 2012 — Ameristar Casinos, Inc. (NASDAQ-GS: ASCA) today announced financial results for the third quarter of 2012.

“The 2012 third quarter was one of Ameristar’s most profitable quarters ever despite a slight decline in net revenues and Adjusted EBITDA,” said Gordon Kanofsky, Ameristar’s Chief Executive Officer.  “Ameristar’s operating model and geographic diversification produced an Adjusted EBITDA margin equal to our third quarter record margin achieved in 2011.  Several properties improved their key financial metrics on a year-over-year basis, including Ameristar Black Hawk, which had the best quarter in its history.  Our scale and diversification helped mitigate the impact from additional competition faced in two of our markets.  Additionally, our efficient operating model absorbed a $1.1 million year-over-year increase in development expenses in the third quarter, which were related to our Louisiana and Massachusetts projects.

Please refer to the tables beginning on page 13 of this release for the reconciliation of the non-GAAP financial measures Adjusted EBITDA and Adjusted EPS reported throughout this release.  Additionally, more information on these non-GAAP financial measures can be found under the caption “Use of Non-GAAP Financial Measures” at the end of this release.

“We look forward to further growing our company and diversifying our operations when we complete our luxury casino resort in Lake Charles, La., which is expected to open in the third quarter of 2014.  Additionally, our proposal in Springfield, Mass. to develop a world-class luxury resort in a new geographic region serves as another example of our commitment to pursue growth opportunities.  We will continue our pursuit of North American acquisitions and development projects that surpass our ROI hurdles and are within our risk tolerance, as well as other means to maximize long-term shareholder value, including debt reduction, dividends and stock repurchases.”

Consolidated net revenues for the third quarter decreased year over year by $6.5 million (2.1%), to $298.0 million.  Black Hawk improved net revenues by $2.3 million (5.7%) to an all-time quarterly record for the property of $42.4 million.  Despite construction disruption affecting our St. Charles and Jackpot properties, each produced stable year-over-year net revenues and improved sequentially upon second quarter net revenues.  St. Charles overcame floor disruption from a slot system upgrade and street construction near our property.  Both projects were completed in the third quarter of 2012.  Maintenance on the I-70 bridge near our St. Charles property will commence in earnest in early November and is expected to negatively impact results for approximately one year, during which four of the bridge’s 10 lanes will be closed.  Jackpot’s construction disruption related to a road repaving project on Highway 93 between Twin Falls, Idaho and Jackpot that concluded late in the third quarter and a hotel renovation affecting 21% of the Jackpot properties’ rooms that was completed in late July 2012.

As anticipated, new competition continued to impact Ameristar Kansas City, which had a year-over-year net revenue decline of $4.0 million (7.1%).  Additionally, East Chicago’s third quarter net revenues declined by $4.6 million (8.5%) year over year mostly as a result of low table games hold and increased competition in the Chicagoland market.  A promotional program intended to counter East Chicago’s new competitive environment contributed to an increase of $0.6 million (0.8%) in consolidated third quarter promotional allowances over the prior-year third quarter.

The majority of our properties produced higher Adjusted EBITDA on a year-over-year basis.  Black Hawk established its all-time quarterly Adjusted EBITDA record of $16.1 million, a year-over-year increase of $1.4 million (9.2%), while Council Bluffs improved $0.8 million (5.1%) year over year.  Despite the generally strong performance from several properties, consolidated Adjusted EBITDA decreased from the prior-year third quarter by $2.1 million (2.4%) to $88.1 million as a result of year-over-year declines of $2.0 million (21.6%) and $1.6 million (7.8%) at East Chicago and Kansas City, respectively.

Third quarter consolidated net revenues and Adjusted EBITDA improved on a year-over-year basis when excluding the financial results from our East Chicago and Kansas City properties. The combined operating results of our other six properties with stable competitive conditions in their respective markets reflect year-over-year increases in net revenues and Adjusted EBITDA of $2.1 million (1.1%) and $2.2 million (3.0%), respectively.

Through the efficiency of our operating model, third quarter consolidated Adjusted EBITDA margin held steady at a strong 29.6% year over year despite the revenue decline and increased non-capitalizable development expenses.  We generated operating income of $57.4 million in the third quarter of 2012, compared to $61.1 million in the same period in 2011.

For the quarter ended Sept. 30, 2012, we reported net income of $16.1 million, compared to net income of $18.9 million for the same period in 2011.  Diluted earnings per share were $0.48 for the third quarter of 2012, compared to diluted earnings per share of $0.56 in the prior-year third quarter.  Adjusted EPS of $0.48 for the quarter ended Sept. 30, 2012 represents a decrease of $0.09 from Adjusted EPS for the 2011 third quarter.

Growth Pipeline

Ameristar Casino Resort Spa Lake Charles

Construction of Ameristar Casino Resort Spa Lake Charles began on July 20, 2012 and is progressing on schedule.  The resort is being developed on a leased 243-acre site and will include a casino with approximately 1,600 slot machines and 60 table games, a hotel with approximately 700 guest rooms (including 70 suites), a variety of food and beverage outlets, an 18-hole golf course, a tennis club, swimming pools, a spa and other resort amenities, and approximately 3,000 parking spaces, 1,000 of which will be in a garage.

The cost of the project (including the purchase price) is expected to be between $560 million to $580 million, excluding capitalized interest and pre-opening expenses.  In establishing the scale, scope and budget for Ameristar Lake Charles, we have sought to maximize its return on investment potential based on our assessment of the market, which includes approximately 6.1 million adults within 150 miles, extending to the Houston, Tex. metropolitan area, and which we believe is underserved by the currently operating casinos in the market.  We anticipate funding the project through a combination of cash from operations and borrowings under our revolving credit facility.  We expect to open the resort in the third quarter of 2014.

Ameristar Casino Resort Spa Springfield

In January 2012, we purchased a 40-acre site just minutes from downtown Springfield, Mass. with the intent to apply for the sole casino license for western Massachusetts.  On October 23, 2012, we announced specific plans for our proposal to develop Ameristar Casino Resort Spa Springfield if we are awarded the license.  Our plan includes a 150,000-square-foot casino featuring approximately 3,300 slot machines and 110 table games, including a poker room.  Ameristar Springfield is expected to include a 500-room luxury hotel with 50 suites.  The property will feature indoor and outdoor resort swimming pools, a spa, a fitness center and retail amenities.  There will be a diverse offering of nationally- and locally-recognized food and beverage venues, offering everything from upscale to casual dining.  Also planned is a conference and entertainment center, along with garage parking for approximately 4,300 vehicles. The resort is master-planned to accommodate significant future expansions of the casino, hotel and parking garages.

We estimate the initial development cost of Ameristar Springfield would be approximately $910 million, which includes capitalized interest and pre-opening expenses and a license fee payment to the Commonwealth of Massachusetts.  Ameristar’s proposed budget also includes the $16.9 million paid earlier in 2012 to acquire the site and $58 million for planned traffic improvements to create easy access to the resort and alleviate current traffic problems in the area.  As with our Lake Charles project currently under construction, we believe our proposed scale, scope and budget for Ameristar Springfield will allow us to strongly compete for the western Massachusetts license and maximize the return on investment potential in a market with approximately 2.5 million adults within a 50-mile radius.

The City of Springfield is currently conducting a process to select one or more casino proposals to be submitted to the gaming commission that is currently scheduled for completion during the first half of 2013.  The gaming commission anticipates making decisions for the awarding of licenses in the first quarter of 2014.

We believe our proposal has several competitive advantages over the other two casino development proposals for Springfield, including:

•                  A 12- to 18-month head start on development (and the creation of jobs and the flow of tax revenues) since Ameristar’s site is the only one that is owned or controlled by the developer and is immediately ready for construction.

•                  A site that is three to four times larger than either of the competing proposed sites, with a larger scale casino and hotel.

•                  The lowest site acquisition, site development and infrastructure costs, which will allow us to maximize our investment in creating a world-class resort experience that we believe will attract more visitors to Springfield.

•      A traffic plan that we believe will create the easiest access with the least impact on local traffic.

Based on these factors, we believe Ameristar’s proposal has the potential to maximize gaming and total revenues, gaming taxes, direct and indirect job creation and overall economic impact compared to any of the other announced proposals for Springfield or other locations in western Massachusetts.

Additional Financial Information

Cash and Cash Equivalents.  At Sept. 30, 2012, total cash was $116.3 million, representing an increase of $30.6 million from total cash as of Dec. 31, 2011.  The increase is attributable to accumulated cash flows from operations and no outstanding indebtedness subject to voluntary repayment under our revolving credit facility (as described below).  In October 2012, we made the $39 million semi-annual interest payment related to the $1.04 billion principal amount of our 7.50% Senior Notes due 2021.

Debt.  At Sept. 30, 2012, the face amount of our outstanding debt was $1.9 billion.  Net repayments for the third quarter of 2012 totaled $2.5 million.  At Sept. 30, 2012, our Total Net Leverage Ratio (as defined in the senior credit facility) was required to be no more than 6.50:1.  As of that date, our Total Net Leverage Ratio was 5.01:1.

Capital Expenditures.  For the quarters ended Sept. 30, 2012 and 2011, capital expenditures totaled $34.4 million and $19.1 million, respectively.  Third quarter 2012 capital expenditures include $15.2 million associated with the Lake Charles construction project.

Stock Repurchase Program.  On Sept. 15, 2011, our Board of Directors approved the repurchase of up to $75 million of Ameristar common stock through Sept. 30, 2014.  During the third quarter of 2012, we repurchased approximately 0.7 million shares of common stock at a total cost of approximately $11.1 million under the stock repurchase program.  To date, we have repurchased approximately 1.0 million shares of common stock, or 3% of our outstanding stock, under the program at an average price of $16.67 per share, for a total cost of $16.7 million.

Dividend.  During the third quarter of 2012, our Board of Directors declared a cash dividend of $0.125 per share, which we paid on Sept. 14, 2012.  On Oct. 26, 2012, the Board declared a cash dividend of $0.125 per share, payable on Dec. 14, 2012.

Outlook

For the full year 2012, we currently expect:

•	depreciation to range from $106.6 million to $107.6 million.

•	interest expense, net of capitalized interest, to be between $114.4 million and $115.4 million, including non-cash interest expense of approximately $5.5 million.

•	the combined state and federal income tax rate to be in the range of 27% to 29%.

•

capital spending of $147.0 million to $152.0 million, including approximately $70.0 million for maintenance capital expenditures, $31.9 million related to Lake Charles design and construction costs, $29.8 million recorded for the fair value of a Lake Charles intangible asset and $16.9 million for the January 2012 Springfield, Mass. land purchase.

•	non-cash stock-based compensation expense of $16.0 million to $17.0 million.

•	corporate expense, excluding non-cash stock-based compensation expense, to be between $50.5 million and $51.5 million.

Conference Call Information

We will hold a conference call to discuss our third quarter results on Wednesday, Oct. 31, 2012 at 10 a.m. EDT.  The call may be accessed live by dialing toll-free 866-400-0018 domestically, or 913-981-5521, and referencing pass code number 1153647.  Conference call participants are requested to dial in at least five minutes early to ensure a prompt start.  Interested parties wishing to listen to the conference call and view corresponding informative slides on the Internet may do so live at our website — www.ameristar.com — by clicking on “About Us/Investor Relations” and selecting the “Webcasts and Events” link.  A copy of the slides will be available in the corresponding “Earnings Releases” section one-half hour before the conference call.  In addition, the call will be recorded and can be replayed from 1 p.m. EDT Oct. 31, 2012 until 11:59 p.m. EST Nov. 14, 2012.  To listen to the replay, call toll-free 888-203-1112 domestically, or 719-457-0820, and reference the pass code number above.

Forward-Looking Information

This release contains certain forward-looking information that generally can be identified by the context of the statement or the use of forward-looking terminology, such as “believes,” “estimates,” “anticipates,” “intends,” “expects,” “plans,” “is confident that,” “should,” “could,” “would,” “will” or words of similar meaning, with reference to Ameristar or our management.  Similarly, statements that describe our future plans, objectives, strategies, financial results or position, operational expectations or goals are forward-looking statements.  It is possible that our expectations may not be met due to various factors, many of which are beyond our control, and we therefore cannot give any assurance that such expectations will prove to be correct.    For a discussion of relevant factors, risks and uncertainties that could materially affect our future results, attention is directed to “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended Dec. 31, 2011, and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012.

On a monthly basis, gaming regulatory authorities in certain states in which we operate publish gross gaming revenue and/or certain other financial information for the gaming facilities that operate within their respective jurisdictions.  Because various factors in addition to our gross gaming revenue (including operating costs, promotional allowances and corporate and other expenses) influence our operating income, Adjusted EBITDA and diluted earnings per share, such reported information, as it relates to Ameristar, may not accurately reflect the results of our operations for such periods or for future periods.

About Ameristar

Ameristar Casinos is an innovative casino gaming company featuring the newest and most popular slot machines.  Our 7,200 dedicated team members pride themselves on delivering consistently friendly and appreciative service to our guests.  We continuously strive to increase the loyalty of our guests through the quality of our slot machines, table games, hotel, dining and other leisure offerings.  Our eight casino hotel properties primarily serve guests from Colorado, Idaho, Illinois, Indiana, Iowa, Kansas, Louisiana, Mississippi, Missouri, Nebraska and Nevada.  We began construction on our ninth property, a casino resort in Lake Charles, La., in July 2012, which we expect will open in the third quarter of 2014.  We have been a public company since 1993, and our stock is traded on the Nasdaq Global Select Market.  We generate more than $1 billion in net revenues annually.

Visit Ameristar Casinos’ website at www.ameristar.com (which shall not be deemed to be incorporated in or a part of this news release).

AMERISTAR CASINOS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
REVENUES:
Casino	$307,397	$312,595	$930,460	$943,576
Food and beverage	35,588	35,805	103,528	104,125
Rooms	19,788	20,110	58,546	59,028
Other	7,337	7,538	21,304	21,951
	370,110	376,048	1,113,838	1,128,680
Less: promotional allowances	(72,102)	(71,541)	(207,442)	(210,336)
Net revenues	298,008	304,507	906,396	918,344

OPERATING EXPENSES:
Casino	134,122	138,121	403,478	413,522
Food and beverage	12,854	13,473	40,035	39,930
Rooms	2,192	2,146	6,090	5,926
Other	2,427	2,729	7,309	7,968
Selling, general and administrative	62,017	60,794	183,059	189,343
Depreciation and amortization	27,036	26,111	80,556	78,657
Net (gain) loss on disposition of assets	(28)	(4)	200	(123)
Total operating expenses	240,620	243,370	720,727	735,223

Income from operations	57,388	61,137	185,669	183,121

OTHER INCOME (EXPENSE):
Interest income	7	1	40	3
Interest expense, net of capitalized interest	(29,652)	(27,314)	(85,358)	(79,533)
Loss on early retirement of debt	—	(15)	—	(85,311)
Other	—	(1,595)	834	(1,292)

INCOME BEFORE INCOME TAX PROVISION	27,743	32,214	101,185	16,988
Income tax provision	11,612	13,330	26,066	17,572
NET INCOME (LOSS)	$16,131	$18,884	$75,119	$(584)

EARNINGS (LOSS) PER SHARE:
Basic	$0.49	$0.58	$2.28	$(0.01)
Diluted	$0.48	$0.56	$2.22	$(0.01)

CASH DIVIDENDS DECLARED PER SHARE	$0.125	$0.105	$0.375	$0.315

WEIGHTED-AVERAGE SHARES OUTSTANDING:
Basic	32,910	32,815	32,929	42,790
Diluted	33,732	33,874	33,903	42,790

AMERISTAR CASINOS, INC. AND SUBSIDIARIES

SUMMARY CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands)

(Unaudited)

	September 30, 2012	December 31, 2011
Balance sheet data
Cash and cash equivalents	$116,311	$85,719
Total assets	$2,096,557	$2,012,039
Total debt, including net discount of $897 and $8,258	$1,920,977	$1,926,064
Stockholders’ deficit	$(25,599)	$(90,578)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Consolidated cash flow information
Net cash provided by operating activities	$87,252	$66,311	$203,069	$209,279
Net cash (used in) provided by investing activities	$(86,354)	$11,204	$(139,465)	$(18,675)
Net cash used in financing activities	$(20,114)	$(69,154)	$(33,012)	$(169,875)

Net revenues
Ameristar St. Charles	$68,160	$68,036	$202,504	$203,630
Ameristar Kansas City	51,960	55,920	160,357	170,115
Ameristar Council Bluffs	40,902	40,654	125,742	123,849
Ameristar Black Hawk	42,402	40,105	121,563	115,060
Ameristar Vicksburg	29,243	29,586	92,064	89,961
Ameristar East Chicago	49,790	54,405	159,666	169,119
Jackpot Properties	15,551	15,801	44,500	46,610
Consolidated net revenues	$298,008	$304,507	$906,396	$918,344

Operating income (loss)
Ameristar St. Charles	$16,988	$17,357	$53,004	$54,561
Ameristar Kansas City	14,794	16,199	47,702	50,820
Ameristar Council Bluffs	15,532	14,140	47,161	43,985
Ameristar Black Hawk	11,567	10,211	32,126	27,685
Ameristar Vicksburg	9,684	9,475	31,891	30,442
Ameristar East Chicago	2,521	4,705	16,098	18,525
Jackpot Properties	3,126	3,509	9,149	11,223
Corporate and other	(16,824)	(14,459)	(51,462)	(54,120)
Consolidated operating income	$57,388	$61,137	$185,669	$183,121

Adjusted EBITDA
Ameristar St. Charles	$24,088	$24,020	$73,700	$74,552
Ameristar Kansas City	18,437	20,002	58,726	62,253
Ameristar Council Bluffs	17,483	16,639	53,219	50,511
Ameristar Black Hawk	16,084	14,723	45,609	41,491
Ameristar Vicksburg	13,363	13,141	42,985	41,588
Ameristar East Chicago	7,114	9,070	30,323	31,444
Jackpot Properties	4,634	4,898	13,385	15,388
Corporate and other	(13,069)	(12,219)	(37,680)	(36,345)
Consolidated Adjusted EBITDA	$88,134	$90,274	$280,267	$280,882

AMERISTAR CASINOS, INC. AND SUBSIDIARIES

SUMMARY CONSOLIDATED FINANCIAL DATA - CONTINUED

(Dollars in Thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Operating income (loss) margins (1)
Ameristar St. Charles	24.9%	25.5%	26.2%	26.8%
Ameristar Kansas City	28.5%	29.0%	29.7%	29.9%
Ameristar Council Bluffs	38.0%	34.8%	37.5%	35.5%
Ameristar Black Hawk	27.3%	25.5%	26.4%	24.1%
Ameristar Vicksburg	33.1%	32.0%	34.6%	33.8%
Ameristar East Chicago	5.1%	8.6%	10.1%	11.0%
Jackpot Properties	20.1%	22.2%	20.6%	24.1%
Consolidated operating income margin	19.3%	20.1%	20.5%	19.9%

Adjusted EBITDA margins (2)
Ameristar St. Charles	35.3%	35.3%	36.4%	36.6%
Ameristar Kansas City	35.5%	35.8%	36.6%	36.6%
Ameristar Council Bluffs	42.7%	40.9%	42.3%	40.8%
Ameristar Black Hawk	37.9%	36.7%	37.5%	36.1%
Ameristar Vicksburg	45.7%	44.4%	46.7%	46.2%
Ameristar East Chicago	14.3%	16.7%	19.0%	18.6%
Jackpot Properties	29.8%	31.0%	30.1%	33.0%
Consolidated Adjusted EBITDA margin	29.6%	29.6%	30.9%	30.6%

(1)          Operating income (loss) margin is operating income (loss) as a percentage of net revenues.

(2)          Adjusted EBITDA margin is Adjusted EBITDA as a percentage of net revenues.

RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED EBITDA

(Dollars in Thousands) (Unaudited)

The following tables set forth reconciliations of operating income (loss), a GAAP financial measure, to Adjusted EBITDA, a non-GAAP financial measure.

Three Months Ended September 30, 2012

	Operating Income (Loss)	Depreciation and Amortization	(Gain) Loss on Disposition of Assets	Stock-Based Compensation	Adjusted EBITDA
Ameristar St. Charles	$16,988	$6,944	$—	$156	$24,088
Ameristar Kansas City	14,794	3,555	(15)	103	18,437
Ameristar Council Bluffs	15,532	1,927	(100)	124	17,483
Ameristar Black Hawk	11,567	4,416	4	97	16,084
Ameristar Vicksburg	9,684	3,543	—	136	13,363
Ameristar East Chicago	2,521	4,474	2	117	7,114
Jackpot Properties	3,126	1,305	81	122	4,634
Corporate and other	(16,824)	872	—	2,883	(13,069)
Consolidated	$57,388	$27,036	$(28)	$3,738	$88,134

Three Months Ended September 30, 2011

	Operating Income (Loss)	Depreciation and Amortization	(Gain) Loss on Disposition of Assets	Stock-Based Compensation	Deferred Compensation Plan Expense (1)	Non-Operational Professional Fees	River Flooding Expenses (2)	Adjusted EBITDA
Ameristar St. Charles	$17,357	$6,462	$—	$192	$—	$—	$9	$24,020
Ameristar Kansas City	16,199	3,674	(3)	132	—	—	—	20,002
Ameristar Council Bluffs	14,140	1,896	8	137	—	—	458	16,639
Ameristar Black Hawk	10,211	4,368	—	144	—	—	—	14,723
Ameristar Vicksburg	9,475	3,500	—	159	—	—	7	13,141
Ameristar East Chicago	4,705	4,247	(9)	127	—	—	—	9,070
Jackpot Properties	3,509	1,253	—	136	—	—	—	4,898
Corporate and other	(14,459)	711	—	2,838	(1,321)	12	—	(12,219)
Consolidated	$61,137	$26,111	$(4)	$3,865	$(1,321)	$12	$474	$90,274

(1) Deferred compensation plan expense represents the change in the Company’s non-cash liability based on plan participant investment results.  This expense is included in selling, general and administrative expenses in the condensed consolidated statements of operations.

(2) River flooding expenses represent non-capitalizable costs incurred to reduce exposure to significant property damage from extraordinary flood levels, as well as required flood cleanup costs.

RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED EBITDA - CONTINUED

(Dollars in Thousands) (Unaudited)

Nine Months Ended September 30, 2012

	Operating Income (Loss)	Depreciation and Amortization	Loss (Gain) on Disposition of Assets	Stock-Based Compensation	Deferred Compensation Plan Expense (1)	Net River Flooding Reimbursements (2)	Adjusted EBITDA
Ameristar St. Charles	$53,004	$20,392	$(150)	$454	$—	$—	$73,700
Ameristar Kansas City	47,702	10,852	(109)	281	—	—	58,726
Ameristar Council Bluffs	47,161	5,940	(100)	351	—	(133)	53,219
Ameristar Black Hawk	32,126	13,248	(72)	307	—	—	45,609
Ameristar Vicksburg	31,891	10,702	(1)	393	—	—	42,985
Ameristar East Chicago	16,098	13,281	610	334	—	—	30,323
Jackpot Properties	9,149	3,866	22	348	—	—	13,385
Corporate and other	(51,462)	2,275	—	10,280	1,227	—	(37,680)
Consolidated	$185,669	$80,556	$200	$12,748	$1,227	$(133)	$280,267

Nine Months Ended September 30, 2011

	Operating Income (Loss)	Depreciation and Amortization	(Gain) Loss on Disposition of Assets	Stock-Based Compensation	Deferred Compensation Plan Expense (1)	Non-Operational Professional Fees	Net River Flooding Expenses (2)	Adjusted EBITDA
Ameristar St. Charles	$54,561	$19,454	$4	$524	$—	$—	$9	$74,552
Ameristar Kansas City	50,820	11,155	(80)	358	—	—	—	62,253
Ameristar Council Bluffs	43,985	5,657	(105)	367	—	—	607	50,511
Ameristar Black Hawk	27,685	13,433	(21)	394	—	—	—	41,491
Ameristar Vicksburg	30,442	10,451	(1)	447	—	—	249	41,588
Ameristar East Chicago	18,525	12,517	67	335	—	—	—	31,444
Jackpot Properties	11,223	3,785	13	367	—	—	—	15,388
Corporate and other	(54,120)	2,205	—	9,220	(623)	6,973	—	(36,345)
Consolidated	$183,121	$78,657	$(123)	$12,012	$(623)	$6,973	$865	$280,882

(1) Deferred compensation plan expense represents the change in the Company’s non-cash liability based on plan participant investment results.  This expense is included in selling, general and administrative expenses in the condensed consolidated statements of operations.

(2) Amounts are net of insurance reimbursements and represent non-capitalizable costs incurred to reduce exposure to significant property damage from extraordinary flood levels, as well as required flood cleanup costs.

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA

(Dollars in Thousands) (Unaudited)

The following table sets forth a reconciliation of consolidated net income (loss), a GAAP financial measure, to consolidated Adjusted EBITDA, a non-GAAP financial measure.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net income (loss)	$16,131	$18,884	$75,119	$(584)
Income tax provision	11,612	13,330	26,066	17,572
Interest expense, net of capitalized interest	29,652	27,314	85,358	79,533
Interest income	(7)	(1)	(40)	(3)
Other	—	1,595	(834)	1,292
Net (gain) loss on disposition of assets	(28)	(4)	200	(123)
Depreciation and amortization	27,036	26,111	80,556	78,657
Stock-based compensation	3,738	3,865	12,748	12,012
Deferred compensation plan expense	—	(1,321)	1,227	(623)
Loss on early retirement of debt	—	15	—	85,311
Non-operational professional fees	—	12	—	6,973
Net river flooding (reimbursements) expenses	—	474	(133)	865
Adjusted EBITDA	$88,134	$90,274	$280,267	$280,882

RECONCILIATION OF DILUTED EPS TO ADJUSTED DILUTED EPS

(Shares in Thousands) (Unaudited)

The following table sets forth a reconciliation of diluted earnings (loss) per share (EPS), a GAAP financial measure, to adjusted diluted earnings per share (Adjusted EPS), a non-GAAP financial measure.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Diluted income (loss) per share (EPS)	$0.48	$0.56	$2.22	$(0.01)
Cumulative effect from tax elections	—	—	(0.46)	—
Loss on early retirement of debt	—	—	—	1.25
Non-operational professional fees	—	—	—	0.14
Non-cash tax provision impact from change in Indiana state tax rate	—	—	—	0.08
River flooding expenses	—	0.01	—	0.01
Adjusted diluted earnings per share (Adjusted EPS)	$0.48	$0.57	$1.76	$1.47

Weighted-average diluted shares outstanding used in calculating Adjusted EPS	33,732	33,874	33,903	43,875

Use of Non-GAAP Financial Measures

Securities and Exchange Commission Regulation G, “Conditions for Use of Non-GAAP Financial Measures,” prescribes the conditions for use of non-GAAP financial information in public disclosures.  We believe our presentation of the non-GAAP financial measures Adjusted EBITDA and Adjusted EPS are important supplemental measures of operating performance to investors.  The following discussion defines these terms and explains why we believe they are useful measures of our performance.

Adjusted EBITDA is a commonly used measure of performance in the gaming industry that we believe, when considered with measures calculated in accordance with United States generally accepted accounting principles, or GAAP, gives investors a more complete understanding of operating results before the impact of investing and financing transactions, income taxes and certain non-cash and non-recurring items and facilitates comparisons between us and our competitors.

Adjusted EBITDA is a significant factor in management’s internal evaluation of total Company and individual property performance and in the evaluation of incentive compensation for employees.  Therefore, we believe Adjusted EBITDA is useful to investors because it allows greater transparency related to a significant measure used by management in its financial and operational decision-making and because it permits investors similarly to perform more meaningful analyses of past, present and future operating results and evaluations of the results of core ongoing operations.  Furthermore, we believe investors would, in the absence of the Company’s disclosure of Adjusted EBITDA, attempt to use equivalent or similar measures in assessment of our operating performance and the valuation of our Company. We have reported Adjusted EBITDA to our investors in the past and believe its inclusion at this time will provide consistency in our financial reporting.

Adjusted EBITDA, as used in this press release, is earnings before interest, taxes, depreciation, amortization, other non-operating income and expenses, stock-based compensation, deferred compensation plan expense, non-operational professional fees and river flooding expenses and reimbursements.  In future periods, the calculation of Adjusted EBITDA may be different than in this release.  The foregoing tables reconcile Adjusted EBITDA to operating income (loss) and net income, based upon GAAP.

Adjusted EPS, as used in this press release, is diluted earnings per share, excluding the after-tax per-share impact of loss on early retirement of debt, the cumulative effect from tax elections, non-operational professional fees, non-cash tax provision impact from state tax rate change and river flooding expenses and reimbursements.  Management adjusts EPS, when deemed appropriate, for the evaluation of operating performance because we believe that the exclusion of certain items is necessary to provide the most accurate measure of our core operating results and as a means to compare period-to-period results.  We have chosen to provide this information to investors to enable them to perform more meaningful analysis of past, present and future operating results and as a means to evaluate the results of our core ongoing operations.  Adjusted EPS is a significant factor in the internal evaluation of total Company performance.  Management believes this measure is used by investors in their assessment of our operating performance and the valuation of our Company.  In future periods, the adjustments we make to EPS in order to calculate Adjusted EPS may be different than or in addition to those made in this release.  The foregoing table reconciles EPS to Adjusted EPS.

Limitations on the Use of Non-GAAP Measures

The use of Adjusted EBITDA and Adjusted EPS has certain limitations.  Our presentation of Adjusted EBITDA and Adjusted EPS may be different from the presentations used by other companies and therefore comparability among companies may be limited.  Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of Adjusted EBITDA.  Each of these items should also be considered in the overall evaluation of our results.  Additionally, Adjusted EBITDA does not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity.  We compensate for these limitations by providing the relevant disclosure of our depreciation, interest and income tax expense, capital expenditures and other items both in our reconciliations to the GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance.

Adjusted EBITDA and Adjusted EPS should be used in addition to and in conjunction with results presented in accordance with GAAP.  Adjusted EBITDA and Adjusted EPS should not be considered as an alternative to net income, operating income or any other operating performance measure prescribed by GAAP, nor should these measures be relied upon to the exclusion of GAAP financial measures.  Adjusted EBITDA and Adjusted EPS reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure.  Management strongly encourages investors to review our financial information in its entirety and not to rely on a single financial measure.

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